Exhibit 3.1
AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

EXTRACTION OIL & GAS, INC.

Extraction Oil & Gas, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:

1.The present name of the corporation is Extraction Oil & Gas, Inc. (the “Corporation”). The Corporation was incorporated by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on November 14, 2012 (the “Original Certificate of Incorporation”).

2.This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Original Certificate of Incorporation, as amended, was duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the DGCL and is being filed as required by that certain Sixth Amended Joint Plan of Reorganization of the Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code, which was confirmed by order of the United States Bankruptcy Court for the District of Delaware on December 23, 2020. The Corporation’s Original Certificate of Incorporation, as heretofore amended, is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Extraction Oil & Gas, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 950,000,000 shares of capital stock, which shall be divided into two classes, consisting of (i) 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 900,000,000 shares of common stock, par value $0.01 per share (“Common Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock of the Corporation representing a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

1.Provisions Relating to the Preferred Stock.

a.The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers (full or limited, or no voting powers), and such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed herein or in any amendment hereto or in the resolution or resolutions providing for the issue of such series adopted by the Corporation’s Board of Directors (the “Board”) as hereinafter prescribed and set forth in a certificate of designations filed with the Secretary of State of the State of Delaware as required by the DGCL (a “Preferred Stock Designation”).

b.The shares of each series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of Preferred Stock designated for any existing series of Preferred Stock in a Preferred Stock Designation by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series of Preferred Stock. The Board may decrease the number of shares of Preferred Stock designated for any existing series of Preferred Stock in a Preferred Stock Designation (but not below the number of shares then outstanding) by a resolution subtracting from such series authorized and unissued shares of Preferred Stock designated for such existing series and, unless otherwise provided in the Preferred Stock Designation of such series, the shares so subtracted shall become authorized and unissued shares of Preferred Stock, undesignated as to series.

c.Except as otherwise provided by law or in a Preferred Stock Designation, the holders of Preferred Stock will not be entitled to vote at or receive notice of any meeting of the stockholders.

2.Provisions Relating to the Common Stock.

a.Except as otherwise provided by law or in a Preferred Stock Designation, the holders of Common Stock, as such, shall be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, the holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

b.Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

c.Subject to preferences that may be applicable to any outstanding shares or series of Preferred Stock, holders of Common Stock, as such, are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Board out of funds legally available therefor.

d.In the event of any liquidation, dissolution or winding-up of the Corporation, holders of Common Stock, as such, will be entitled to share ratably in the assets of the Corporation that are remaining after payment or provision for payment of all debts and obligations of the Corporation and of preferential amounts payable to holders of outstanding shares of Preferred Stock, if any.

3.Non-Voting Equity Securities. The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of filing of this Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware; provided, however, that the foregoing restriction (a) shall have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, (b) shall not have any further force or effect beyond that required under Section 1123(a)(6), and (c) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board.

Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Certificate of Incorporation (including any Preferred Stock Designation thereunder), any director may be removed with or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Certificate of Incorporation and the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”).

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors then in office. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot.

SIXTH: The Board shall have the power to adopt, amend or repeal the Bylaws. In addition to any separate vote of the Preferred Stock or any series thereof required hereby or by any Preferred Stock Designation, the stockholders of the Corporation may adopt, amend or repeal the Bylaws only by an affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock. No Bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

SEVENTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any amendment, repeal or modification of this Article SEVENTH shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

EIGHTH: Except as otherwise provided in any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called and convened annual or special meeting of stockholders and may not be taken by any consent in writing in lieu of a meeting of such stockholders.

NINTH: To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its direct and indirect subsidiaries (collectively, “Subsidiaries”), hereby renounces any interest or expectancy of the Corporation or any such Subsidiary in, or in being offered an opportunity to participate in, any Excluded Opportunity.

As used herein, “Excluded Opportunity” means any business opportunity, transaction or other matter (a “Corporate Opportunity”), whether or not the Corporation or any Subsidiary might reasonably be deemed to have pursued or had the ability or desire to pursue such Corporate Opportunity if granted the opportunity to do so, that is presented to, acquired, created or developed by or which otherwise comes into the possession of (i) any director of the Corporation who is not an officer or employee of the Corporation or any Subsidiary or (ii) any stockholder of the Corporation, affiliate of such stockholder (other than the Corporation or any of its Subsidiaries) or any partner, member, manager, director, officer, employee or agent of any such stockholder or affiliate, in each case of this clause (ii) who is not an officer or employee of the Corporation or any Subsidiary (any of the foregoing clauses (i) and (ii), a “Specified Party”); provided, however, that the definition of “Excluded Opportunity” does not include, and the Corporation and its Subsidiaries do not hereby renounce any interest or expectancy in, or in being offered an opportunity to participate in, any Corporate Opportunity with respect to a Specified Party who either (1) is a director of the Corporation and who is first offered the applicable Corporate Opportunity solely in his or her capacity as a director, officer or employee of the Corporation or any Subsidiary or (2) first identified the applicable Corporate Opportunity solely through the disclosure of the Corporation’s or any Subsidiary’s confidential information in circumstances in which the Corporation had a reasonable expectation that such information would be held in confidence.

Neither the amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any Specified Party granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification. This Article NINTH shall not in any way limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

TENTH: The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article TENTH.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have jurisdiction, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the United States District Court for the District of Delaware)) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate or the Bylaws (as either may be amended from time to time); (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 20th day of January, 2021.

EXTRACTION OIL & GAS, INC.

/s/ Eric Christ
Name: Eric Christ
Title: Vice President, General Counsel and Corporate Secretary